Exhibit 10.1

CONSULTING, MANAGEMENT AND LICENSE AGREEMENT

BY AND AMONG

SOCCER PARTNERS AMERICA, a Colorado not for profit corporation,

ALTITUDE INTERNATIONAL HOLDINGS, INC., a New York corporation

AND

CMA SOCCER LLC, a Florida limited liability company

THIS CONSULTING, MANAGEMENT AND LICENSE AGREEMENT (the “Agreement”) is made and executed as of this 7th day of March, 2022, by and among Soccer Partners America, a Colorado not for profit corporation, located at 9665 N Roxborough Park Rd., Littleton CO 80125 (hereinafter referred to as “Rush”), Altitude International Holdings, Inc., a New York corporation (hereinafter referred to as “Altitude”), and CMA Soccer LLC, a Florida limited liability company, 4500 SE Pine Valley Street, Port St. Lucie, Florida 34952 (hereinafter referred to as “CMAS”).

WHEREAS, CMAS operates residential and non-residential academies for elite youth soccer athletes at Club Med Sandpiper Bay in Port St. Lucie, Florida;

WHEREAS, RUSH has developed the largest known network of affiliated independent youth soccer clubs and desires to augment its player development system with the establishment of a RUSH residential academy program and a men’s professional team;

WHEREAS, Altitude and CMAS desire to complement the Rush Mission and Purpose (attached as Schedule A hereto.

WHEREAS, RUSH is the exclusive owner of the RUSH Identification, as defined below, and the exclusive owner of the RUSH Programs, as defined below;

WHEREAS, the Parties desire to raise and set aside $3mm. $2.7mm of the $3mm will be for the purpose of funding the establishment of a men’s professional soccer team and with the remaining balance of $300k for the operation of the RUSH Programs;

WHEREAS, RUSH desires to enter into an agreement with CMAS for CMAS to exclusively operate the RUSH Programs on a worldwide basis under the name “Rush” or a name to be determined by the parties;

2

WHEREAS, Altitude seeks to hire Tim Schulz, current president and CEO of Rush, as an officer of CMAS and charge him with directing CMAS’s operation of the RUSH Programs and with establishing and managing a men’s professional soccer team.

NOW THEREFORE, RUSH and CMAS agree as follows:

1.	DEFINITIONS. As used herein, the following terms shall be defined as set forth below:

(a)	“RUSH Identification” shall mean the name “Rush” and any signature, image, words, symbols, or photographic representations or combinations thereof which identify Rush.

(b)	“RUSH Material” shall mean RUSH proprietary training methodology, documentation and materials.

(c)	“RUSH Technologies” shall mean RUSH proprietary technologies and platforms.

(d)	“New Logo” shall mean a logo of RUSH to be created by the parties to be used in connection with the operations of CMAS hereunder.

(e)	“Academies” shall mean “Club Med Soccer Academies” at CMAS locations around the world.

(f)	“RUSH Programs” shall mean all of RUSH’s current soccer programs, teams, affiliated teams and activities, including, but not limited to, RUSH’s club programs (U6-U19 boys and girls teams) administered, delivered and priced under a local and/or national club format, and all memberships related thereto, as further developed by the parties hereunder. Locations include current operations throughout the world and other locations programs determined by the parties.

(g)	“RUSH Database” shall mean the database of RUSH’s active Program members (currently approximately 67 clubs), RUSH’s total data base (currently approximately 45,000 players). And all of RUSH’s owned or licensed soccer related databases.

3

(h)	“RUSH Revenues” shall mean all revenues related to the RUSH Programs, generated from club team fees, membership fees tournament entry fees and all other revenues associated with any RUSH Program or related activity and the RUSH Technologies, as well as any new revenue streams directly or indirectly related thereto including but not limited to player management and buying and selling rights to players.

(i)	“RUSH Costs” shall mean all costs associated with the operation of the RUSH Programs hereunder.

(j)	“RUSH Board” shall mean the Board of Directors of Rush.

(k)	“Capelli Agreement” shall mean the agreement between RUSH and Capelli Sport attached as Exhibit A hereto.

(l)	“CMAS Academy Customers” shall mean full time boarding and non-boarding academy customers, Weekly boarding and non-boarding Academy Customers, Academy Pre-season soccer team customers.

2.	TERM

The initial term of this Agreement (the “Initial Term”) shall commence on March 5, 2022 and shall continue for a period of ten (10) years. The Initial Term of this Agreement shall automatically extend for two (2) additional consecutive five (5) year periods (each a “Renewal Term”) unless CMAS provides written notice of its intent not to enter into the upcoming Renewal Term (3) months prior to the conclusion of the then current Initial Term or Renewal Term. The Initial Term and the Renewal Terms, if any, are hereinafter referred to as the “Term”.

3.	TERMINATION

In addition to any other termination rights set forth in this Agreement:

(a)	CMAS shall have the right to terminate this Agreement upon written notice to RUSH at any time in the event the license and management agreement between CMAS and Club Med (the “CMAS Club Med Agreement”) is terminated provided such termination right is exercised within 90 days following such termination. .

4

(b)	RUSH shall have the right to terminate this Agreement upon: a) written notice to CMAS in the event that Schulz’s employment agreement is terminated by Altitude without Cause (as defined in Schulz’s employment agreement) (provided such termination right is exercised within 90 days following such termination); b), CMAS fails to raise or obtain $2.7 million of funding for the Pro Team by the third anniversary hereof (the “Funding Failure”) (provided such termination right is exercised within 90 days following the third anniversary hereof); or, c) the license and management agreement between CMAS and Club Med (the “CMAS Club Med Agreement”) is terminated provided such termination right is exercised within 90 days following such termination unless CMAS has secured an alternate location or accommodation mutually agreed upon by the parties.

4.	CMAS OBLIGATIONS. Subject to the terms and conditions of this Agreement, CMAS agrees to perform the following consulting, managerial and operational services for RUSH. It is understood that CMAS is not guaranteeing any particular results:

(a)	CMAS shall administer and deliver the RUSH Programs and shall retain the RUSH Revenues for its own account. RUSH shall transfer any cash on hand as of the Effective Date to CMAS to the extent required to pay any outstanding liabilities as of the Effective Date related to the RUSH Programs. Without limiting the generality of the foregoing, RUSH will enter into the Consent to Assignment attached as Exhibit B hereto which consents to the assignment of the Capelli Agreement to CMAS , which agreement RUSH represents is in full force and effect as of the Effective Date. RUSH further represents that neither party to the Capelli Agreement is, or with the passage of time will be, in default or material breach thereunder, that the transactions contemplated hereby will not cause a breach or default thereunder and that RUSH has obtained all necessary consents under the Capelli Agreement.

5

(b)	CMAS and RUSH shall prepare the annual Budget for the RUSH Programs setting forth programming guidelines, sales, marketing and promotional support requirements, facility requirements, projected capital expenditures, market analysis, financial projections, staffing requirements and training. The Budget for any fiscal year during the Term commencing on January 1rst and ending December 31rst shall be finalized on or before December 31rst for the following fiscal year. It is understood that the Budget (or any part thereof) shall not be construed to contain any representations, warranties, or guarantees of either party. If the parties cannot agree upon an annual Budget for any year in a timely fashion while the parties resolve any disputed issues with respect to such annual Budget, CMAS shall operate in accordance with the annual Budget for the year just ended. Notwithstanding the foregoing, CMAS may adjust the Budget if any projections or line items are not appearing to be realized or if any revenue-generating relationship is compromised or terminated. The initial Budget for the first fiscal year is attached as Annex 1 hereto.

(c)	CMAS will select the personnel necessary to manage the RUSH Programs. Such personnel will be employed by CMAS. The CMAS personnel for the RUSH Program shall be under the direction, control and supervision of Schulz (while an employee in good standing of CMAS) in consultation with CMAS senior management. CMAS senior management and Schulz (while an employee in good standing of CMAS) shall consult regarding the hiring, continuing employment and termination of all CMAS personnel hired to operate the RUSH Programs. CMAS is responsible for paying all salaries, fringe benefits, employment taxes and other amounts relating to the CMAS personnel including, without limitation, all applicable tax reporting and withholding taxes. CMAS intends to initially hire the staff of RUSH who currently operate RUSH’s soccer programs.

(d)	CMAS shall keep full and complete books of account and such other records reflecting the operations of the RUSH Programs showing accurately and completely all RUSH Revenues and RUSH Costs. CMAS shall preserve all such books and records for at least three (3) years from the close of CMAS’s fiscal year to which they relate. Such books and records shall be kept in accordance with modern and generally accepted practices for bookkeeping and accounting. The books and records shall be kept at CMAS’s office. RUSH shall be allowed to inspect CMAS’s books and records pertaining to the RUSH Programs during normal business hours upon five business days’ prior written notice to CMAS.

6

(e)	CMAS shall hold regular quarterly meetings with RUSH virtually or at a mutually acceptable location to review the operations of the RUSH Program. CMAS shall prepare and provide monthly and year to date profit and loss and cash flow reports of the results of its operations regarding the RUSH Program at such meeting.

(f)	CMAS shall prepare annual unaudited reports of the results of operations of the RUSH Programs, which shall include, without limitation, a statement of the RUSH Revenues and RUSH Costs.

(g)	CMAS shall make day to day functional operation and management decisions regarding the RUSH Programs, including, without limitation, management, marketing, merchandising, accounting, and programming.

(h)	CMAS shall be responsible for the development and implementation of the RUSH Programs and all related activities and further development of the RUSH Technologies.

(i)	All training materials, intellectual property and other work product developed by CMAS for the RUSH Programs and coaches training/certification for the RUSH Programs shall be the sole and exclusive property of CMAS such that RUSH shall not have any claims in or ownership or other interest in any of the foregoing.

(j)	CMAS shall have the right to solicit RUSH Program participants/candidates to CMAS for boarding and non-boarding semester and weekly programs in connection with all RUSH Programs and activities, with all revenues resulting therefrom to be solely for the account of CMAS.

7

5.	BUDGET; COLLECTIONS ; RUSH PROGRAM COSTS

(a)	CMAS and RUSH shall prepare a budget (the “Budget”) for each fiscal year in accordance with Section 3b of this Agreement, which Budget shall include projections of the RUSH Revenues and RUSH Costs.

(b)	The Budget will include amounts to cover the reasonable out of the pocket expenses for CMAS’s staff to travel to and from and operate the locations where RUSH Programs occur, except in the case where third parties will be reimbursing them for such expenses. All such expenses will be pre-approved by CMAS via an expense report estimate form.

(c)	CMAS shall collect all RUSH Revenues, which shall all be for the sole account of CMAS. All RUSH Costs shall be paid out of and accounted for through CMAS’s books and accounts. CMAS shall keep detailed records of all bills and invoices for services, work and supplies contracted for in connection with the operation of the RUSH Programs in accordance with this Agreement, and shall be responsible for paying all such bills and invoices, unless such bills are contested in good faith.

6.	PROMOTIONAL RIGHTS.

(a)	RUSH hereby grants CMAS the right to access and use the RUSH Database worldwide in connection with the advertisement, promotion, operation and conduct of CMAS and all CMAS facilities (or at CMAS’ request RUSH will distribute materials provided by CMAS to the RUSH Database). Such access and use shall be exclusive to CMAS and shall be in compliance with applicable law.

(b)	RUSH expressly agrees that no third party will be granted the right to have access to and use the RUSH Database.

8

(c)	The parties acknowledge that CMAS may develop and elect to use, promote and operate CMAS under “Altitude Rush Academy” provided, however, that in no event shall the name “Rush” be utilized in connection with any other name hereunder without the express prior written consent of the RUSH Board (such consent not to be unreasonably withheld) Any and all such names (including “Club Med Soccer Academies”) used by CMAS in conjunction with the RUSH Identification, including but not limited to the New Logo, shall be the sole and exclusive property of CMAS.. Likewise, any artwork product or other intellectual property developed under, within or around these names, and all associated operations therewith will exclusively belong to CMAS.

(d)	It is understood that CMAS’s academy businesses are the sole and exclusive property of CMAS.

7.	INSURANCE. CMAS agrees to provide and maintain, throughout the Term of this Agreement, at CMAS’s expense, comprehensive and adequate general liability insurance for the RUSH Programs at reasonable levels. RUSH shall be named as an additional insured on such policies and shall be provided with a certificate evidencing the same. The insurance required to be maintained hereunder shall provide that the insurer may not terminate or materially modify such policy without prior written notice to RUSH at least thirty (30) days in advance thereof.

8.	EXCLUSIVE LICENSE

(a)	RUSH grants to CMAS the exclusive worldwide right to use the RUSH Name, the New Logo, the RUSH Materials and the RUSH Technologies in connection with the operation, marketing and exploitation of CMAS’s full time, school semester, school year and short time weekly, junior, adult, professional and family, boarding and non-boarding soccer programs. RUSH will, at no cost to CMAS, provide support for the RUSH Materials and the RUSH Technologies; provided however that CMAS will pay for the continuing development of the RUSH Technologies to the extent CMAS believes such development to be necessary or helpful for exploiting the RUSH Programs.

(b)	RUSH further agrees that it will not, at any time during the Term and for a period of two (2) years after the expiration of this Agreement, solicit or induce any CMAS and/or RUSH CMAS Academy Customers or CMAS affiliates or partners involved directly or indirectly in CMAS or the RUSH CMAS Academy customers to terminate their relationship or decrease the level of business transacted with CMAS or the RUSH CMAS Academy customers at CMAS

9

(c)	In the event any covenant herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	RUSH acknowledges and agrees that a breach of the covenants contained herein will cause irreparable damage to CMAS, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, RUSH agrees and acknowledges a breach of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, CMAS shall be entitled to specific performance and injunctive relief, without posting bond or other security or showing actual damages.

9.	SERVICE FEES. CMAS shall generate and retain the RUSH Revenues for its sole account and benefit. The parties agree that the opportunity for CMAS to generate and retain the RUSH Revenues is in consideration of the performance by CMAS of all the services and obligations under this Agreement.

10.	LICENSE FEES, SCHEDULES OF PAYMENTS

Subject to the terms and conditions of this Agreement and in consideration of the license and other rights granted to CMAS thereby, CMAS agrees to pay to RUSH a fixed fee of $20,000.00 annually, for a total fee of $400,000.00 over the full Term (if such Term and all the Renewals are not earlier terminated as provided herein), payable in $1,666.67 equal installments of , each on or before the first day of each month during the Term, prorated for partial months (s).

10

11.	DEFAULT. If either party at any time during the term hereof shall (a) fail to make any payment of a sum of money herein specified to be made, or (b) fail to observe or perform any of the covenants, agreements or obligations hereunder (other than the payment of money), the non-defaulting party may terminate this Agreement as follows: as to (a) if such payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment, or as to (b) if such default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default. In order to be a sufficient notice hereunder, any such written notice shall specify in reasonable detail each item of default and shall specify the provision of this Agreement which applies to each item of default, and shall specify in reasonable detail the action the defaulting party is required to take in order to cure each item of default. The termination rights set forth in this Clause 9 shall not constitute the exclusive remedy on the non-defaulting party hereunder, however, and if default is made by either party hereunder, the other may resort to such other remedies as are available to such non-defaulting party at law or in equity, including, without limitation, seeking injunctive relief if warranted. Either party shall have the right to terminate this Agreement for cause (as hereinafter defined) upon thirty (30) days’ written notice to the other, which notice shall specify in reasonable detail the reasons underlying such termination. For the purpose of this Agreement “cause” shall mean (a) the willful and continued failure by the defaulting party to perform its duties hereunder, provided the non-defaulting party has timely performed all of its obligations hereunder, or, (b) the engagement by the defaulting party in willful misconduct or gross negligence which is materially injurious to the non-defaulting party. Termination of this Agreement under the provisions of this Clause 11 shall be without prejudice and any rights or claims which the terminating party may otherwise have against the defaulting party.

11

12.	ESTABLISHMENT OF A MEN’S PROFESSIONAL SOCCER TEAM

The parties agree to work together to establish a RUSH-branded men’s professional soccer team (the “Pro Team”). Such team shall be owned by a wholly owned subsidiary of CMAS and shall be managed, for the duration of the Term, by Schulz (only while Schulz is an employee in good standing of Altitude). The parties will mutually agree on any additional partners or investors deemed to be necessary by the parties for the purpose of establishing the Pro Team. In the event of a Funding Failure, RUSH may, if it chooses not to terminate this Agreement as provided herein, choose to work with a third party on a Pro Team while otherwise continuing under this Agreement.

13.	USE OF THE RUSH IDENTIFICATION AFTER TERMINATION. Notwithstanding anything to the contrary contained herein, and except as otherwise expressly provided, from and after the termination of this Agreement for any reason, all of the rights of CMAS to the use of the RUSH Identification shall cease after a reasonable wind down period and CMAS shall not thereafter use or refer to the RUSH Identification or the name RUSH in advertising or promotion or in any other manner whatsoever. Notwithstanding the foregoing, upon a termination by RUSH due to a Funding Failure, CMAS may use the RUSH Identification for a period of 180 days thereafter while transitioning away from the use of the RUSH Identification.

14.	INSTRUCTIONAL EQUIPMENT AND SUPPLIES.

(a)	RUSH shall provide CMAS with access to any preferred vendor relationship for designated soccer equipment, training tools and soccer apparel for the CMAS staff uniform and personal equipment usage.

15.	INDEPENDENT CONTRACTOR. RUSH and CMAS acknowledge and agree that CMAS is an independent contractor and is not an employee, partner or co-venture of RUSH, and CMAS is being engaged only for the purposes and to the extent set forth in this Agreement. Except as set forth in this Agreement, neither CMAS nor any of its employees shall be considered as having an employee or agent status with RUSH unless written approval is obtained from CMAS, and neither CMAS nor any of its employees shall be entitled to participate in any plans, arrangements or distributions of RUSH by virtue of the provisions of this Agreement. RUSH and CMAS agree that during the Term of this Agreement, each will be responsible for the withholding and payment of any and all local, state federal, FICA, FUTA, SUTA, unemployment or other taxes from its employees only.

12

16.	ENTIRE AGREEMENT. This instrument constitutes the entire Agreement between the parties and cannot be modified except by a written instrument signed by all the parties hereto.

17.	FORCE MAJEURE

(a)	No party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (g) other similar events beyond the reasonable control of the Impacted Party.

(b)	The Impacted Party shall give notice within three (3) days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of ten (10) consecutive days following written notice given by it under this Section 15, the other party may thereafter terminate this Agreement upon five (5) days’ written notice.

18.	ASSIGNMENT

CMAS and Altitude may not assign this Agreement to a third party without RUSH’s prior written approval, which approval may not be unreasonably withheld or delayed.

19.	GOVERNING LAW; PREVAILING PARTY.

(a)	This Agreement shall be governed by the laws of the state of Florida.

(b)	If any legal action is ever instituted by either party hereto to enforce, or to seek damages for the breach of any provisions hereof, the prevailing party in such legal action shall be promptly reimbursed by the other party for all costs reasonably incurred by the prevailing party in connection with such legal action, including all fees of professionals (such as attorneys, accountants, appraisers, and engineers), fees of expert witnesses, travel expenses, duplicating expenses, courier expenses, and telephone and telefax charges.

[Signature Page to Follow]

13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Soccer Partners America.		CMA Soccer LLC

By:	/s/ Tim Schulz	By:	/s/ Greg Breunich
Name:	Tim Schulz	Date:	March 7, 2022
Title:	President & Chief Executive Officer
Date:	March 5, 2022

Altitude International Holdings, Inc.

By:	/s/ Greg Breunich
Name:	Greg Breunich
Title:	Chief Executive Officer
Date:	March 7, 2022

14

Schedule A

15